Exhibit 5.3

Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2
D02 T380

+353 1 920 1000
dublin@arthurcox.com
dx: 27 dublin

Dublin
Belfast
London
New York
Our Reference: CMcL/AUTH/5425/AC#46374451.1	San Francisco

arthurcox.com

3 May 2023

To:           Board of Directors

nVent Electric plc
Ten Earlsfort Terrace
Dublin 2

D02 T380

Ireland

Re:	nVent Electric plc (the “Company”) incorporated in Ireland under registered number 605257

Dear Sirs,

1.	Basis of Opinion

1.1	We are acting as Irish counsel to nVent Electric plc, registered number 605257, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at 10 Earlsfort Terrace, Dublin 2 (the “Company”), in connection with the registration statement on Form S-3 (File No. 333-260579 and 333-260579- 01) (the “Registration Statement”) including the prospectus constituting a part thereof dated 29 October 2021 and the final supplement to the prospectus dated 24 April 2023 (collectively, the “Prospectus”), filed by nVent Finance S.à r.l. (the “Issuer”) and the Company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Issuer in the manner set forth in the Registration Statement and the Prospectus of US$500,000,000 aggregate principal amount of the Issuer’s 5.650% Senior Notes due 2033 (the “Notes”). The Notes are fully and unconditionally guaranteed as to the due and punctual payment of the principal of, premium, if any, and interest and any additional amounts, if any, on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption, by acceleration or otherwise, by the Company (the “Guarantees”). The Notes will be issued under the indenture (governed by New York law) dated 26 March 2018 as supplemented by the third supplemental indenture dated 30 April 2018 (the “Base Indenture”) among the Issuer, the Company (as guarantor) and U.S.

Grainne Hennessy · Séamus Given · Caroline Devlin · Sarah Cunniff · Elizabeth Bothwell · William Day · Andrew Lenny · Orla O’Connor (Chair) · Brian O’Gorman Mark Saunders · John Matson · Kevin Murphy · Cormac Kissane · Kevin Langford · Eve Mulconry · Philip Smith · Kenneth Egan · Alex McLean · Glenn Butt · Niav O’Higgins Fintan Clancy · Rob Corbet · Ultan Shannon · Dr Thomas B Courtney · Aaron Boyle · Rachel Hussey · Colin Kavanagh · Kevin Lynch · Geoff Moore (Managing Partner) Chris McLaughlin · Maura McLaughlin · Joanelle O’Cleirigh · Richard Willis · Deirdre Barrett · Cian Beecher · Ailish Finnerty · Robert Cain · Connor Manning · Keith Smith John Donald · Dara Harrington · David Molloy · Stephen Ranalow · Simon Hannigan · Colin Rooney · Aiden Small · Phil Cody · Karen Killoran Richard Ryan · Danielle Conaghan · Brian O’Rourke · Cian McCourt · Louise O’Byrne · Michael Twomey · Cormac Commins · Tara O’Reilly · Michael Coyle · Darragh Geraghty Patrick Horan · Maeve Moran · Deirdre O’Mahony · Deirdre Sheehan · Ian Dillon · David Kilty · Siobhán McBean · Conor McCarthy · Olivia Mullooly · Laura Cunningham Mairéad Duncan-Jones · Ryan Ferry · Imelda Shiels · Ruth Lillis · Sarah McCague · Niamh McGovern · Ciara Buckley · Ian Duffy · Sophie Frederix · Orlaith Kane Aisling Kelly · David Vos · Jacinta Conway · Amy McDermott

Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by a supplemental indenture in respect of the Notes to be dated as of the date of this Opinion (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date of this Opinion as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Documents (as defined in paragraph 1.2) or the transactions contemplated thereby.

1.2	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the documents listed in the Schedule to this Opinion (the “Documents”); and

(c)	the searches listed at paragraph 1.5 below.

We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents, which may exist in relation to the Guarantees, other than the Documents.

1.3	In giving this opinion, we have relied upon the Corporate Certificate (as defined in the Schedule to this Opinion), the Searches (as defined below) and we give this opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificate or the Searches is required of us.

1.4	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Documents.

1.5	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 3 May 2023 (together the “Searches”):

(a)	on the file of the Company maintained at the companies registration office in Dublin (“CRO”) for returns of allotments, special resolutions amending the memorandum and articles of association of the Company, mortgages, debentures or similar charges or notices thereof, notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in respect of the Company in the last two years.

1.6	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof. This Opinion speaks only as of its date.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate power and authority to execute and deliver the Indenture and the Guarantees.

2.2	The Company has duly authorized and executed the Indenture and the Guarantees.

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1	the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatures (electronic or otherwise), stamps and seals thereon;

3.2	where incomplete Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Documents correspond in all respects with the last draft of the complete Documents submitted to us;

3.3	that the Documents have been executed in a form and content having no material difference to the drafts provided to us, have been delivered by the parties thereto, and are not subject to any escrow arrangements;

3.4	that the copies produced to us of minutes of meetings and/or of resolutions (whether signed or unsigned) correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.5	that each of the Documents is up-to-date and current and has not been amended, varied or terminated in any respect and no resolution contained in any of the Documents has been amended, varied, revoked or superseded in any respect;

3.6	the absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the Indenture and their respective officers, employees, agents and (with the exception of Arthur Cox LLP) advisers;

3.7	that the constitution of the Company amended on 30 April 2018 (the “Constitution”) is the current Constitution, is up to date and has not been amended or superseded;

Accuracy of searches and warranties

3.8	the accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search or enquiry been altered. It should be noted that: (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for; (b) the position reflected by the Searches may not be fully up-to-date; and (c) searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company or its assets;

3.9	there has been no alteration in the status or condition of the Company as disclosed by the Searches;

3.10	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents;

Solvency and Insolvency

3.11	that: (i) the Company is as at the date of this Opinion able to pay its debts as they fall due within the meaning of sections 509(3) and 570 of the Companies Act 2014 of Ireland or any replacement or substituting Irish legislation (the “Companies Act”) or any analogous provision under any applicable laws immediately after the execution and delivery of the Documents; (ii) the Company will not, as a consequence of doing any act or thing which any Document contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of such sections or any analogous provisions under any applicable laws; (iii) no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to the Company or any “related company” (within the meaning of section 2 of the Companies Act, “Related Company”) or any of its or their assets or undertaking; (iv) no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any analogous procedure has been presented in relation to the Company or any Related Company; and (v) no insolvency proceedings have been opened or been requested to be opened in relation to the Company or any Related Company in Ireland or elsewhere;

Commercial Benefit

3.12	that the Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

Foreign Laws

3.13	That as a matter of all relevant laws (other than the laws of Ireland):

(a)	all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable to permit the execution, delivery (where relevant) and performance of the Documents or to perfect, protect or preserve any of the interests created by the Documents have been obtained, made or done, or will be obtained, made or done, within any relevant time period(s);

(b)	where the Documents have been executed using electronic signatures, the use of electronic signatures to execute those types of document is not restricted or prohibited by those laws; and
(c)	the legal effect of the Documents and the creation of any interest the subject thereof will be, upon execution and, where relevant, delivery of the Documents, effective.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Guarantees with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the prospectus which is filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under section 7 of the Securities Act.

5.	No Refresher

This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.

Yours faithfully,

/s/ Arthur Cox LLP
ARTHUR COX LLP

SCHEDULE

Documents

1.	The Notes, the Guarantees and the Indenture

2.	The Registration Statement

3.	The Prospectus

4.	A corporate certificate of the secretary of the Company dated the date of this opinion (the “Corporate Certificate”) with copies of:

(a)	the Company’s Certificate of Incorporation, Certificate of Incorporation on Change of Name; Certificate of a Public Company Entitled to do Business and the Constitution; and

(b)	resolutions of the (i) shareholder dated 30 April 2018 which approved, among other things, the adoption of the Constitution and (ii) board of directors of the Company were approved on 27 February 2023 which approved the entry into and performance of the Transactions (as described and defined therein).

5.	Letter of status in respect of the Company from the CRO dated 25 April 2023.